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                                                                   EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT


                                          State of
Name                                    Incorporation
----                                    -------------

RFS Partnership, L.P.                   Tennessee

RFS Managers, Inc.                      Tennessee

RFS Financing Corporation               Tennessee

RFS Financing Partnership, L.P.         Tennessee